As filed with the Securities and Exchange Commission on December 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMMUNITY HEALTHCARE TRUST INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	46-5212033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3326 Aspen Grove Drive, Suite 150 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

2014 Incentive Plan, as amended

(Full Title of Plan)

Timothy G. Wallace

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, Tennessee 37067

(Name and address of agent for service)

(615) 771-3052

(Telephone number, including area code, of agent for service)

With a copy to:

Tonya Mitchem Grindon

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker Donelson Center

Suite 800

211 Commerce Street

Nashville, Tennessee 37201

(615) 726-5600

(615) 744-5607 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2014 Incentive Plan, as amended, and the Amended and Restated Alignment of Interest Program	500,000	$21.75	(2)	$10,875,000	$1,260.42

(1)          Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional securities as may be issuable under the 2014 Incentive Plan, as amended, and Amended and Restated Alignment of Interest Program by reason of any stock splits, stock dividends, recapitalizations or similar transactions.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on December 5, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 500,000 shares of common stock, par value $0.01 per share (“Common Stock”) of Community Healthcare Trust, Inc., a Maryland corporation (the “Registrant”), issuable pursuant to the Amended and Restated Alignment of Interest Program (the “Restated Alignment Program”) under the 2014 Incentive Plan, as amended (the “2014 Plan”).  These additional shares of Common Stock are securities of the same class as the other securities for which an original registration statement on Form S-8 (File No. 333- 206286) was filed with the Securities and Exchange Commission on August 10, 2015 (the “Prior Registration Statement”).  The additional shares of Common Stock have been reserved for issuance as a result of amending and restating the original Alignment of Interest Program (the “Original Program”).

On November 1, 2016, the board of directors (the “Board”) of the Registrant approved the adoption of the Restated Alignment Program, which reflected amendments to the Original Program to reserve 500,000 shares of the Registrant’s Common Stock, to be issued under the Restated Alignment Program (the “Program Pool”) as Acquisition Shares (as defined below). Previously, shares of restricted common stock of the Registrant issued to employees under the Restated Alignment Program in exchange for such employee’s cash compensation (“Acquisition Shares”) were issued from the pool of shares created and reserved for issuance under Section 3.1 of the 2014 Plan (the “Plan Pool”). The Restated Alignment Program now specifies that Acquisition Shares be issued from the Program Pool going forward instead of from the Plan Pool.

The Registrant is filing this Registration Statement on Form S-8 to register an aggregate of 500,000 shares of Common Stock under the Restated Alignment Program and the 2014 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporated by reference the contents of the Prior Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The contents of the earlier registration statements on Form S-8 relating to the 2014 Plan, previously filed with the Securities and Exchange Commission on August 10, 2015 (File No. 333- 206286).

(2) The description of the Registrant’s common stock contained in a registration statement on Form 8-A filed with the Securities and Exchange Commission May 19, 2015 (File No. 001-37401) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(3) The Registrant’s Annual Report on Form 10-K (File No. 001-37401) for the year ended December 31, 2015, which includes audited consolidated financial statements for the Registrant’s latest fiscal year, filed with the Securities and Exchange Commission on February 26, 2016.

(4) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 from its definitive proxy statement on Schedule 14A (File No. 001-37401) for the 2016 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 4, 2016.

(5) The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-37401) for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the Securities and Exchange Commission on May 12, 2016, August 11, 2016 and November 10, 2016 respectively.

(6) The Registrant’s Current Reports on Form 8-K (File No. 001-37401) filed with the Securities and Exchange Commission, excluding the items furnished as exhibits to such reports, on January 21, 2016, February 25, 2016, February 29, 2016, April 12, 2016, May 12, 2016, May 18, 2016, July 12, 2016, August 11, 2016, September 13, 2016, October 13, 2016, November 4, 2016, and November 10, 2016.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

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Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.             Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, employee, or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

We have entered into indemnification agreements with each of our officers and directors whereby we agree to indemnify such officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.         Exhibits.

A list of exhibits filed with the registration statement or incorporated by reference is set forth in the Exhibit Index hereto and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on December 7, 2016.

COMMUNITY HEALTHCARE TRUST
INCORPORATED

By:	/s/ Timothy G. Wallace
Name:	Timothy G. Wallace
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Timothy G. Wallace his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Timothy G. Wallace	Director and Chairman, Chief Executive Officer	December 7, 2016
Timothy G. Wallace	and President (Principal Executive Officer)

/s/ W. Page Barnes	Chief Financial Officer (Principal Financial Officer)	December 7, 2016
W. Page Barnes

/s/ Leigh Ann Stach	Vice President Financial Reporting and Chief	December 7, 2016
Leigh Ann Stach	Accounting Officer (Principal Accounting Officer)

/s/ Alan Gardner	Director	December 7, 2016
Alan Gardner

/s/ Robert Hensley	Director	December 7, 2016
Robert Hensley

/s/ Alfred Lumsdaine	Director	December 7, 2016
Alfred Lumsdaine

/s/ Lawrence Van Horn	Director	December 7, 2016
Lawrence Van Horn

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EXHIBIT INDEX

Exhibit No.	Description

4.1

Corporate Charter of Community Healthcare Trust Incorporated, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-203210) filed with the Commission on May 6, 2015).

4.2

Bylaws of Community Healthcare Trust Incorporated, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (File No. 333-203210) filed with the Commission on April 2, 2015).

4.3

Community Healthcare Trust Incorporated 2014 Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-203210) filed with the Commission on April 2, 2015).

4.4

Amendment No. 1 to Community Healthcare Trust Incorporated 2014 Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-203210) filed with the Commission on May 6, 2015).

4.5*	Community Healthcare Trust Incorporated Amended and Restated Alignment of Interest Program.

5.1*	Legal Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

23.1*	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature page hereto).

*   Filed herewith

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